AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED AGREEMENT is made effective as of June 30, 2008, by and between COMMUNITY FIRST, INC. (the “Company”), Columbia, Tennessee, COMMUNITY FIRST BANK & TRUST (the “Bank”), Columbia, Tennessee, and Marc R. Lively (the “Executive”).
     WHEREAS, the Company and the Bank wish to assure themselves of the services of Executive for the period provided in this Agreement; and
     WHEREAS, the Executive is willing to continue to serve in the employment of the Company and the Bank on a full-time basis for said period.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:
1. POSITION AND RESPONSIBILITIES.
     During the period of his employment hereunder, Executive agrees to serve as President and Chief Executive Officer of the Bank and the Company.
2. TERMS AND DUTIES.
     (a) The term of this Agreement shall be deemed to have commenced as of the date first above written and shall continue for a period of twenty-four (24) full calendar months thereafter. Commencing on the first anniversary date, which is defined as the last day of the 24-month term, the Agreement will renew automatically for an additional twenty-four (24) months unless the Agreement is otherwise terminated or amended by mutual agreement upon delivery of notice to the other party of intent not to renew within one hundred eighty (180) days of the renewal date. Unless amended by the parties hereto in writing, the term of this Agreement shall continue in this fashion in twenty-four month intervals.
     (b) During the period of his employment hereunder, except for periods of absence occasioned by illness, vacation periods, and leaves of absence, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Company and Bank; provided, however, that, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which will not materially affect the performance of Executive’s duties pursuant to this Agreement and which comply with the terms of the code of ethics/conduct of the Company and the Bank.
3. COMPENSATION AND REIMBURSEMENT.
     (a) The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Sections 1 and 2. The Bank shall pay Executive as compensation a salary of two hundred thirty four thousand and no/100 ($234,000.00) per year

(“Base Salary”). Such Base Salary shall be payable in accordance with the customary payroll practices of the Bank. During the period of this Agreement, Executive’s Base Salary shall be reviewed at least annually; the first such review will be made no later than one year from the date of this Agreement. Such review shall be conducted by a Committee designated by the Board, and the Board may increase Executive’s Base Salary. In addition to the Base Salary provided in this Section 3(a), the Bank shall provide to Executive at no additional cost to Executive all such other benefits as are provided to regular full-time employees of the Bank.
     (b) Executive will be entitled to participate in or receive benefits under any employee benefit plans including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health and accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives and key management employees, subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans and arrangements. Executive will be entitled to incentive compensation and bonuses as provided in any plan, or pursuant to any arrangement of the Bank or Company, in which Executive is eligible to participate. Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement, except as provided under Section 5(e).
     (c) Executive shall be eligible to participate in the Company’s stock option or other incentive plans in accordance with the terms thereof. Executive’s existing stock options shall continue in full force and effect and shall continue to vest in accordance with their terms. The Company agrees with the Executive that during the term of this Agreement, if the Company shall issue shares of Common Stock in a public or private offering for cash or for indebtedness of a third party (other than pursuant to an employee benefit plan or stock option plan or pursuant to a merger or acquisition agreement), the Company will grant to Executive additional options equal to 3% (three percent) of the number of shares so issued. Such additional options shall be on the same terms (including vesting) as options granted prior to the date hereof (except as modified hereunder) and except as vesting may be required to be adjusted to preserve the status of such options as Incentive Stock Options. The exercise price of such additional options shall be determined by the Board of Directors at the time of their issue, but in no event shall be less than Fair Market Value (as defined in the Stock Option Plan) on the date of their issue.
     (d) Executive will be reimbursed for reasonable travel and entertainment expenses.
     (e) Executive will have access to the Bank’s corporate membership in the Graymere Country Club in Columbia, Tennessee. The Bank will pay the monthly country club dues, the capital improvement fund fee and applicable taxes as well as the country club’s per month standard meal allowance charge and business-related entertainment at the country club. Executive will reimburse the Bank for any personal expenditures at the country club not related to the business of the Bank. Executive will maintain accurate records segregating business and personal expenditures at the country club and in connection with any Bank-owned credit cards.
4. PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

     (a) Upon Executive’s Involuntary Termination of Employment (as herein defined) during the Executive’s term of employment under this Agreement, the provisions of this Section shall apply. For the purpose of this Agreement, an Involuntary Termination of Employment shall mean either (i) the Executive’s Separation from Service initiated by the Company or the Bank without Cause at any time during the term of this Agreement or (ii) the Executive’s Separation from Service initiated by the Executive for Good Reason. An Executive’s Separation from Service due to his or her death, Retirement, termination for Cause, or termination for Disability shall not be considered an Involuntary Termination of Employment and shall not entitle the Executive to any benefits under this Agreement that are payable following an Involuntary Termination of Employment.
     (b) For the purpose of this Agreement, Good Reason shall mean the Executive’s Separation from Service whether before or after a Change in Control as a result of one of the following events: (i) any material demotion, (ii) material loss of office or authority; (iii) a material reduction in the Executive’s annual compensation or benefits; (iv) relocation of Executive’s principal place of employment by more than 40 miles from its location immediately prior to Executive’s termination in the event that the termination precedes a Change in Control is or from its location immediately prior to the Change in Control in the event that the termination is after a Change in Control, (v) the liquidation or dissolution of the Company or the Bank, or (vi) the failure of the Company or the Bank to renew this Agreement upon the expiration of the then term. A termination under the circumstances listed in (i) through (vi) above shall be for “Good Reason” only if (A) Executive notifies the Company and the Bank of the existence of the condition that otherwise constitutes Good Reason within ninety (90) days of the initial existence of the condition, (B) the Company and the Bank fails to remedy the condition within thirty (30) days following it’s receipt of Executive’s notice of Good Reason and (C) the Executive experiences a Separation from Service from the Company and the Bank due to the condition within twelve months of the initial existence of such condition.
     (c) For the purpose of this Agreement, Separation from Service shall mean the date on which the Company and the Bank and the Executive reasonably anticipate that no further services will be performed by Executive after such date, or that the level of bona fide services Executive will perform after such date will permanently decrease to no more than 49% of the average level of bona fide services performed over the immediately preceding 36-month period. Whether a Separation from Service occurs shall be interpreted consistent with Section 1.409A-1(h) of the U.S. Treasury Regulations.
     (d) Upon the occurrence of Executive’s Involuntary Termination of Employment, the Bank shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a lump sum payment equal to twelve (12) months Base Salary. Such payment shall be made within 10 days (with the date of such payment determined by the Company or the Bank in their sole discretion) of the date of the Executive’s Involuntary Termination of Employment.
     (e) Upon the occurrence of Executive’s Involuntary Termination of Employment, the Company or the Bank will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Company or the Bank for Executive prior to his termination for a period of twelve (12) months at the Company’s or the Bank’s expense. The Company or the Bank may provide such coverage by paying the Executive’s applicable COBRA premium during such 12 month period. Any benefit coverage provided or paid for by the Company or the Bank pursuant to this Section 4(e) shall run concurrently with the Executive’s COBRA continuation period (as determined under Section 498OB of the Code and the U.S. Treasury Regulations Promulgated thereunder). A COBRA notice will issue upon the date of termination. Any COBRA-mandated coverage extensions beyond the first twelve (12) months will be at the option of the Executive and paid for by him as provided by law unless he has secured other coverage from another source extinguishing his coverage rights.
5. CHANGE IN CONTROL.
     (a) No benefit shall be paid under this Section 5 unless there shall have occurred a Change in Control of the Company. For purposes of this Agreement, a “Change in Control” of the Company shall be deemed to occur if and when:
          (i) there occurs an acquisition in one or more transactions of at least 15 percent but less than 25 percent of the of the Company’s outstanding common stock by any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended and as used in Section 13(d) and 14(d) thereof, or by two or more persons acting as a group (excluding officers and directors of the Company), and the adoption by the Board of Directors of a resolutions declaring that a change in control of the Company has occurred; or
          (ii) there occurs a merger, consolidation, reorganization, recapitalization or similar transaction involving the securities of the Company upon the consummation of which more than 50 percent in voting power of the voting securities of the surviving corporation(s) is held by persons other than former shareholders of the Bank; or
          (iii) 25 percent or more of the directors elected by shareholders of the Company to the Board of Directors are persons who were not listed as nominees in the Company’s then most recent proxy statement.
     (b) Upon the Executive’s Involuntary Termination of Employment from the Company and the Bank following a Change in Control, the Company shall pay Executive, or in the event of the Executive’s subsequent death following his Involuntary Termination of Employment following a Change in Control, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to two hundred and fifty percent (250%) of the Executive’s “base amount,” currently then in effect, within the meaning of Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”). Such payment shall be made in a lump sum paid within ten (10) days of the date of Executive’s Involuntary Termination of Employment.
     (c) Upon the Executive’s Involuntary Termination of Employment from the Company and the Bank following a Change in Control, the Company or the Bank will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Company or the Bank for Executive prior to his Involuntary Termination of Employment. The Company or the Bank may provide such coverage by paying the Executive’s applicable COBRA premium during such 12 month period. Any benefit coverage provided or paid for by the Company or the Bank pursuant to this Section 5(c) shall run concurrently with the Executive’s COBRA continuation period (as determined under Section 498OB of the Code and the U.S. Treasury Regulations Promulgated thereunder). In addition, Executive shall be entitled to receive in a lump sum payment on the Date of Termination, the value of employer contributions that would have been made on the Executive’s behalf over the remaining term of this Agreement to any tax-qualified retirement plan sponsored by the Company or the Bank as of the Date of Termination. Such coverage and payments shall cease upon the expiration of twelve (12) months.
     (d) Upon the Executive’s Involuntary Termination of Employment following the occurrence of a Change in Control, the Executive shall be entitled to receive, in a lump sum on the Date of Termination, benefits due him under, or contributed by the Company or the Bank on his behalf, pursuant to any retirement, incentive, profit sharing, bonus, performance, disability or other employee benefit plan maintained by the Company or the Bank on the Executive’s behalf to the extent that such benefits are not otherwise paid to the Executive upon a Change in Control.
     (e) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company or the Bank to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5(e) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, and taking account of any withholding obligation on the part of the Bank, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
     (f) All determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determination, shall be made by the Company’s regular certified public accounting firm (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company.
     (g) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event of an Underpayment, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Bank to or for the benefit of Executive.
     (h) Notwithstanding any other provision of this Section 5, any Gross-Up Payment or Underpayment shall be paid in a single lump sum payment at a time which will enable timely payment of any excise tax due by the Executive, but in no event later than December 31 of the year following the year (A) any excise tax is paid to the Internal Revenue Service regarding this Section 5 or (B) any tax audit or litigation brought by the Internal Revenue Service or other relevant taxing authority related to this Section 5 is completed or resolved.
     (i) Upon the occurrence of a Change in Control followed by the Executive’s Involuntary Termination of Employment in a manner in which Executive is entitled to receive payments under Section 5 hereof, the Executive agrees that he will not compete with the Company or the Bank or the surviving financial institution of the Bank for a period of eighteen (18) months in any city or town in which the Company or the Bank operates a branch or main office determined as of the Date of Termination. For purposes of this paragraph, the term “compete” shall have the same meaning as more fully defined in Paragraph 11, Non-Competition/Non-Solicitation.
6. DELAY OF PAYMENTS.
     It is intended that each installment (including a lump sum payment) of the payments provided under Section 4 and Section 5 of this Agreement is a separate “payment” for purposes of Section 409A of the Code and that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Sections 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v) of the U.S. Treasury Regulations. Notwithstanding anything to the contrary in this Agreement, if (i) on the date Executive’s employment with the Company and the Bank terminates the Executive is a “specified employee” (as such term is defined under Section 1.409A-1(i)(1) of the U.S. Treasury Regulations) of the Company and the Bank and (ii) any payments to be provided to the Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six months after the date of Executive’s Separation from Service from the Company and the Bank. Any payments delayed pursuant to this Section 6 shall be made in a lump sum on the first day of the seventh month following the Executive’s Separation from Service and any remaining payments shall be made in accordance with the terms of this Agreement.
7. TERMINATION FOR DISABILITY.
     (a) If the Executive shall become disabled as defined in the Company’s or the Bank’s then current long-term disability plan (or, if no such plan is then in effect, if the Executive is permanently and totally disabled within the meaning of Section 409(a)(2)(C) of the Code as determined by a physician designated by the Board), the Company and the Bank may terminate Executive’s employment for “Disability.”

     (b) Upon the Executive’s termination of employment for Disability, the Company or the Bank will pay Executive, as disability pay, a bi-weekly payment equal to two-thirds (2/3) of Executive’s bi-weekly rate of Base Salary on the Date of Termination. These disability payments shall commence on the Executive’s Date of Termination and will end on the earlier of (i) the date Executive returns to the full-time employment of the Company and the Bank in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Company and the Bank; (ii) Executive’s full-time employment by another employer; (iii) Executive attaining the normal expected retirement age or age 65 if the Executive so elects; or (iv) Executive’s death. The disability pay shall be reduced by the amount, if any, paid to the Executive under any plan of the Company or the Bank providing disability benefits to the Executive.
     (c) The Company and the Bank will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Company or the Bank for Executive prior to his termination for Disability. The Company or the Bank may provide such coverage by paying the Executive’s applicable COBRA premium during such 12 month period. Any benefit coverage provided or paid for by the Company or the Bank pursuant to this Section 7(c) shall run concurrently with the Executive’s COBRA continuation period (as determined under Section 498OB of the Code and the U.S. Treasury Regulations Promulgated thereunder). This coverage and payments shall cease upon the earlier of (i) the date Executive returns to the full-time employment of the Company and the Bank, in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Company and the Bank; (ii) Executive’s full-time employment by another employer; (iii) Executive’s attaining normal retirement age or age 65 if the Executive so elects; or (iv) the Executive’s death.
     (d) Notwithstanding the foregoing, there will be no reduction in the compensation otherwise payable to Executive during any period during which Executive is incapable of performing his duties hereunder by reason of temporary disability.
     (e) Executive agrees that he will not compete with the Company or the Bank in any city or town in which the Company or the Bank operates a branch or main office determined as of the Date of Termination for a period of twelve (12) months following his termination for Disability from his employment by the Bank. For purposes of this paragraph, the term “compete” shall have the same meaning as more fully defined in Section 11, Non-Competition/Non-Solicitation.
8. TERMINATION UPON RETIREMENT; DEATH OF EXECUTIVE.
     Termination by the Company and the Bank of Executive based on “Retirement” shall mean retirement at age 65 or in accordance with any retirement arrangement established with Executive’s consent with respect to him. Upon termination of Executive upon Retirement, Executive shall be entitled to all benefits under any retirement plan of the Company and the Bank and other plans to which Executive is a party. Upon the death of the Executive during the term of this Agreement, the Company and the Bank shall pay to Executive’s estate the compensation due to the Executive through the last day of the calendar month in which his death occurred.

9. TERMINATION FOR CAUSE.
     For purposes of this Agreement, “Termination for Cause” shall include termination because of the Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation which negatively impacts the Company or the Bank (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. For purposes of this Section, the term “willful” is defined to include any act or omission which demonstrates an intentional or reckless disregard for the duties and responsibilities owed to the business of the Company or the Bank by Executive. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board at a meeting of the Board called and held for that purpose, finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying termination for Cause and specifying the reasons thereof. The Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause. Any stock options granted to Executive under any stock option plan or any unvested awards granted under any other stock benefit plan of the Company, or any subsidiary or affiliate thereof, shall become null and void effective upon Executive’s receipt of Notice of Termination for Cause pursuant to Section 10 hereof, and shall not be exercisable by Executive at any time subsequent to such Termination for Cause.
10. NOTICE.
     (a) Any purported termination by the Company or the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.
     (b) “Date of Termination” shall mean (A) if Executive’s employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period); and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination.
     (c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the occurrence of a Change in Control and voluntary termination by Executive in which case the Date of Termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, each of the Company and the Bank will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue him as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this Agreement. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.
11. NON-COMPETITION/NON-SOLICITATION.
     (a) Upon Executive’s Involuntary Termination of Employment, Executive agrees not to compete with the Company or the Bank for a period of twelve (12) months following the date of Executive’s Date of Termination in any city or town in which the Bank operates a branch or main office, determined as of the Date of Termination. Executive agrees that during such period, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Company or the Bank. Executive further agrees that during such 12-month period he will not solicit, hire or encourage any officer or employee of the Company or the Bank or each of the Company’s or the Bank’s affiliates to accept employment with any other entity. The parties hereto, recognizing that irreparable injury will result to each of the Company and the Bank and their businesses and properties in the event of Executive’s breach of this Subsection 11(a) agree that in the event of any such breach by Executive, the Company and the Bank will be entitled, in addition to any other remedies and damages available to them at law, to an injunction to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employers, employees and all persons acting for or with Executive.
     (b) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Company and the Bank and each of their affiliates, as it may exist from time to time, is a valuable, special and unique asset of the business of the Company or the Bank. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Company or the Bank, or affiliates thereof, to any person, firm, corporation or other entity for any reason or purpose whatsoever. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Company or the Bank. In the event of a breach or threatened breach by the Executive of the provisions of this Section 11(b), each of the Company and the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Company or the Bank or affiliates thereof, or from rendering any services to any person, firm corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Company or the Bank from pursuing any other remedies available to the Company or the Bank for such breach or threatened breach, including the recovery of damages from Executive.
12. SOURCE OF PAYMENTS.

     All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.
13. EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.
     This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Company or the Bank or any predecessor of the Company or the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.
14. NO ATTACHMENT; SUCCESSORS AND ASSIGNS.
     (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.
     (b) This Agreement shall be binding upon, and inure to the benefit of, Executive and each of the Company and the Bank and their respective successors and assigns.
15. MODIFICATION AND WAIVER.
     (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.
     (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there by any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.
16. SEVERABILITY.
     If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

17. HEADINGS FOR REFERENCE ONLY.
     The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
18. GOVERNING LAW.
     This Agreement shall be governed by the substantive laws and procedural provisions of the State of Tennessee, unless otherwise specified herein; provided, however, that in the event of a conflict between the terms of this Agreement and any applicable federal or state law or regulation, the provisions of such law or regulation shall prevail.
19. PAYMENT OF LEGAL FEES.
     All reasonable legal fees paid or incurred by the Company or the Bank or the Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the prevailing party in such judgment, arbitration or settlement.
20. INDEMNIFICATION.
     Each of the Company and the Bank shall provide Executive with coverage under a standard directors’ and officers’ liability insurance policy at its expense, or in lieu thereof, shall indemnify Executive to the fullest extent permitted under applicable Tennessee and federal law and the Charters thereof against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgment, court costs and attorneys’ fees and the cost of reasonable settlements.
21. SUCCESSOR TO THE COMPANY OR THE BANK.
     Each of the Company and the Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company or the Bank, as the case may be, expressly and unconditionally to assume and agree to perform the Company’s and the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Company or the Bank would be required to perform if no such succession or assignment had taken place.
(Next Page is Signature Page)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and their seal to be affixed hereunto by a duly authorized officer or director, and Executive has signed this Agreement, all on the 30th day of June, 2008.

COMMUNITY FIRST, INC.
By:	/s/ Eslick Daniel, MD
Eslick Daniel, MD, Chairman

COMMUNITY FIRST BANK & TRUST
By:	/s/ Eslick Daniel, MD
Eslick Daniel, MD, Chairman

EXECUTIVE
By:	/s/ Marc R. Lively
Marc R. Lively, Executive